EXHIBIT10.51
Headquarters
West8 Tower, Suite 1000
10205 Westheimer Rd.
Houston, TX 77042
Phone: (713)-973-5389
Fax: (713) 973-5323
Elizabeth C. Powers
VP & Chief Administrative Officer
December 14, 2008

Ms. Nicoletta Giadrossi	Sent via e-mail
Dear Nicoletta,
We are very pleased to offer you the position of Vice President & General Manager, European Serviced Area, reporting to Vince Volpe, President & CEO. This position is headquartered in LeHavre, France. The details of this offer are contained within this letter, and are subject to approval by the Compensation Committee of the Board. We will be happy to discuss the details with you by phone, and have included a signature line at the bottom of this letter for you to indicate your acceptance. We are estimating and planning your start date to be January 1, 2009 if you accept our offer to join the Executive Staff of Dresser-Rand.
All of us who met you were impressed with your experience and accomplishments. We are confident that you will be successful in this role and hope that you are equally excited about Dresser-Rand.
Your annual base salary will be 250,000€. Our annual salary review occurs shortly after your anticipated start date, in this case in the first quarter of 2009, so your next base salary review will occur in 2010.
You will participate in our annual incentive program (AIM) with a target payout level of 50% of your annual base salary, and a maximum payout of 100% of your annual base salary. Our policy is to pay the incentive on a pro-rated basis for the year in which you start with Dresser-Rand (2009), based on your full months of service during the year. If your hire date with Dresser-Rand is January 1, 2009, your bonus eligibility will begin on January 1, 2009. A summary of the 2008 AIM Program is attached for your information.
In addition, you will be eligible to participate in the Dresser-Rand long term incentive (LTI) program. Our 2008 program includes a combination of stock options and restricted stock that vest on a pro-rata basis over a 4-year period. You will receive your 2009 LTI grant, valued at 350,000€ on our annual grant date of February 16, 2009.
If you plan to relocate to LeHavre and need relocation assistance, we will be happy to discuss that with you separately. You will be also eligible for a company car through our standard European vehicle program.

All compensation and employee benefit programs are subject to program guidelines, summary plan descriptions, and or plan documents, as appropriate.
This offer of employment is contingent upon successful completion of several remaining actions such as a background check, standard pre-employment drug screen, and signing company policy agreements such as our Code of Conduct. Lynna Bond (713-973-5380) will continue to be your contact to make arrangements for these remaining procedures.
Nicoletta, we are really looking forward to having you join a dynamic leadership team at the Dresser-Rand Executive Staff level. We all look forward to working with you and hope you will accept our offer. Please don’t hesitate to call Amber Macksey or me if you have questions so we can discuss any detail about the offer or various programs that you are eligible to participate in.
Very truly yours,
Elizabeth C. Powers
Vice President & Chief Administrative Officer

Cc:	Vincent R. Volpe Jr. Amber J. Macksey
I accept the offer of employment from Dresser-Rand, as described above.

/S/ Nicoletta Giadrossi	12-15-08

(Signature)	(Date)